Exhibit 23.3

Consent of Independent Auditor

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Madison Air Solutions Corporation of our report dated February 7, 2025, except for the Company’s election to change its method of accounting to eliminate Private Company Council elections as described in Note 2 as to which the date is December 12, 2025, relating to the consolidated financial statements of Research Products Corporation and Subsidiaries, appearing in the in the Registration Statement (No. 333-294156) on Form S-1, as amended, and related Prospectus of Madison Air Solutions Corporation.

/s/ RSM US LLP

Madison, Wisconsin

April 17, 2026